Exhibit 99.1

FOR IMMEDIATE RELEASE

DATE: May 5, 2015

XENIA HOTELS & RESORTS, INC. ADDS JOSEPH T. JOHNSON

AS SENIOR VICE PRESIDENT AND CHIEF ACCOUNTING OFFICER

Orlando, FL – May 5, 2015 – Xenia Hotels & Resorts, Inc. (NYSE: XHR) (“Xenia” or the “Company”) today announced the appointment of Joseph T. Johnson to the position of Senior Vice President and Chief Accounting Officer.

Mr. Johnson brings over 15 years of experience in the accounting, financial, lodging and real estate sectors to his new position with Xenia. Previously, Mr. Johnson was employed by CNL Healthcare Properties and CNL Lifestyle Properties from 2007 to 2015, including as chief financial officer for both non-traded REITs since 2011. His experience includes positions at CNL affiliated companies since 2001 and in the audit practice of KPMG LLP prior to that.

Mr. Johnson is a certified public accountant. He received a Bachelor of Science in accounting and an M.S. in accounting from the University of Central Florida.

About Xenia Hotels & Resorts, Inc.

Xenia Hotels & Resorts, Inc. is a self-advised and self-administered REIT that invests primarily in premium full service, lifestyle and urban upscale hotels, with a focus on the top 25 U.S. lodging markets as well as key leisure destinations in the United States. As of December 31, 2014 we owned 46 hotels, comprising 12,636 rooms, across 19 states and the District of Columbia, and had a majority interest in two hotels under development. Our hotels are primarily operated by industry leaders such as Marriott®, Hilton®, Hyatt®, Starwood®, Kimpton®, Aston®, Fairmont® and Loews®, as well as leading independent management companies, under various nationally recognized brands. For more information on our business, refer to the company website at www.xeniareit.com.

Contact:

Lisa Ramey, Vice President Finance, Xenia Hotels & Resorts, (407) 317-6950

For additional information or to receive press releases via email, please visit our website at

www.xeniareit.com

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